EXHIBIT (d)(1)(iv)

CONTRIBUTION AGREEMENT

among

MEDILOGISTICS LLC

and

FERNANDO TAMEZ GUTIERREZ

dated

April 21, 2018

i

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of April 21, 2018, is entered into among Medilogistics LLC, a Delaware limited liability company (“Company”) and Fernando Tamez Gutierrez (“FTG”).

RECITALS

WHEREAS, except for the Contributed Shares (as defined below), Company or one of its Affiliates, intends to purchase all of the issued and outstanding shares of common stock of DS Healthcare Group Inc., a Florida corporation (“DS Healthcare”), through a registered tender offer (“Tender Offer”); and

WHEREAS, in connection with the Tender Offer, FTG wishes to transfer and assign to Company, and Company wishes to accept and assume from FTG, the rights and obligations of FTG to the Contributed Shares (as defined below), as a capital contribution to the Company in exchange for limited liability company interests in the Company, as further described and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

The following terms when used in this Agreement have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Company” has the meaning set forth in the preamble.

“Company Agreement” means the Limited Liability Company Agreement of the Company dated as of April 21, 2018, as the same may be amended or amended and restated.

“Contributed Shares” has the meaning set forth in Section 2.01.

“Disclosure Schedules” means the Disclosure Schedules to this Agreement delivered by FTG concurrently with its execution and delivery of this Agreement.

“DS Healthcare” has the meaning set forth in the recitals.

“Encumbrance” has the meaning set forth in Section 2.01.

“FTG” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Membership Interests” has the meaning set forth in Section 2.01.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Tender Offer” has the meaning set forth in the recitals.

ARTICLE II.
CONTRIBUTIONS

Section 2.01

Contributions by FTG. Subject to the terms and conditions set forth herein, at the Closing, FTG shall contribute, assign, transfer, convey and deliver to Company, as a capital contribution, and Company shall accept from FTG in consideration of the issuance by the Company of fifty-percent (50%) of the aggregate limited liability company interests in the Company (the “Membership Interests”), all of FTG’s right, title and interest in and to the shares set forth on Section 2.01 of the Disclosure Schedules (collectively, the “Contributed Shares”), free and clear of any pledge, lien, charge, security interest, mortgage, claim or other encumbrance (“Encumbrance”).

Section 2.02

No Liabilities. Company shall not assume any liabilities or obligations of FTG of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 2.03

Failure to Make Contribution. In the event that the Closing does not occur, any Contributed Share previously delivered to the Company shall be immediately and automatically returned to FTG without consideration (or need of executing additional documents) and any Membership Interests previously delivered to FTG shall be returned to the Company without consideration (or need of executing additional documents).

ARTICLE III.
CLOSING

Section 3.01

Closing. The closing of the transactions contemplated by Section 2.01 (the “Closing”) shall take place within one Business Day after the date that the Company, or one of its Affiliates, accepts for payment the shares validly tendered, and not validly withdrawn, in the Tender Offer (the “Closing Date”) at the offices of Greenberg Traurig, P.A., 333 Avenue of the Americas, Suite 4400, Miami, Florida, United States of America, or any other location to be agreed by the parties. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 3.02

Closing Deliverables.

(a)

To evidence the contribution, FTG shall execute and deliver to Company a Conveyance and Assignment of shares in the form attached hereto as Exhibit A (the “Conveyance and Assignment”), together with such other documentation as is necessary or desirable to effect and evidence the transactions contemplated by Section 2.01.

(b)

Each of the parties hereto covenants and agrees upon the request of the other, to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such further lawful acts, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to give full effect to this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF FTG

FTG represents and warrants to Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01

Title to Contributed Shares. FTG has good and valid title to all of the Contributed Shares, free and clear of Encumbrances. Company will obtain good and valid title to the Contributed Shares, free and clear of all Encumbrances.

Section 4.02

Authority. FTG has the requisite power, authority and capacity to execute and deliver this Agreement and to deliver or cause to be delivered the Contributed Shares, to perform his obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FTG, and, upon execution and delivery hereof by the Company, will constitute the legal, valid and binding obligations of FTG, enforceable against FTG.

Section 4.03

No Conflicts. The execution and delivery by FTG of this Agreement does not and will not, and the performance by FTG of its obligations under this Agreement and the consummation of the transactions contemplated hereby will no conflict with or result in a violation or breach of any Law applicable to FTG.

Section 4.04

Consents of Governmental Authorities. No consent, declaration, filing or registration with any Governmental Authority is required in connection with the execution and delivery by FTG of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE V.
COVENANTS

Section 5.01

Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by FTG when due. FTG shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Company shall cooperate with respect thereto as necessary).

Section 5.02

Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further lawful actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VI.
TERMINATION

Section 6.01

Termination. This Agreement shall terminate upon the earliest to occur of any one of the following events:

(a)

the date upon which the Company, or one of its Affiliates, does not accept for payment the shares of common stock of DS Healthcare validly tendered and not validly withdrawn pursuant to the Tender Offer;

(b)

the date upon which the Tender Offer is deemed unsuccessful, as determined by the documentation filed in connection with the Tender Offer;

(c)

the date fixed for such termination by a separate written agreement signed by the parties hereto.

Section 6.02

Return of Contributed Shares. In the event of termination of this Agreement pursuant to Section 6.01, any of the Contributed Shares previously delivered to the Company shall be immediately and automatically returned to FTG without consideration (or need of executing any documents) and any Membership Interests previously delivered to FTG shall be immediately and automatically returned to the Company, without consideration (or need of executing any documents).

Section 6.03

Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.01, this Agreement will, to the fullest extent permitted by applicable Law, become void and have no effect, and no party will have any liability or any further obligation to any other party, except as provided in the last two sentences of this Section 6.03. Nothing herein releases, or may be construed as releasing, any party hereto from any liability or damage to any other party hereto arising out of the breaching party’s breach in the performance of any of its covenants or agreements under this Agreement or intentional breach of its representations and warranties under this Agreement. The terms and obligations of the parties to this Agreement under Section 6.02, Section 6.03 and Article VII will survive any termination of this Agreement.

ARTICLE VII.
MISCELLANEOUS

Section 7.01

Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to FTG:	1451 Brickell Avenue Unit 2701 Miami, FL 33131 E-mail: fernandotamez@hotmail.com Attention: Fernando Tamez Gutiérrez
with a copy to:	Greenberg Traurig, P.A. 333 Avenue of the Americas, Suite 4400 Miami, FL 33131 E-mail: aguirrea@gtlaw.com Attention: Alexandra M. Aguirre, Esq.
If to Company:	1451 Brickell Avenue Unit 2701 Miami, FL 33131 E-mail: fernandotamez@hotmail.com Attention: Fernando Tamez Gutiérrez
with copies to:	Greenberg Traurig, P.A. 333 Avenue of the Americas, Suite 4400 Miami, FL 33131 E-mail: aguirrea@gtlaw.com Attention: Alexandra M. Aguirre, Esq. and
Miguel Gomez-Mont Facsimile: ________________ Email: ___________________

Section 7.03

Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 7.04

Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.05

Entire Agreement. This Agreement and all related Exhibits and the Disclosure Schedules constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 7.06

Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder, including by operation of law, without the prior written consent of the other parties. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07

No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08

Amendment and Modification. This Agreement, including any Exhibit or Disclosure Schedule, may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

Section 7.09

Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 7.09 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 7.12 hereof.

Section 7.10

Governing Law. This Agreement and all issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 7.11

Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. Service of process, summons, notice or other document by registered mail to the address set forth in Section 7.02 or by any other means permitted by Law shall, to the fullest extent permitted by applicable Law, be effective service of process for any suit, action or other proceeding brought in any such court.

Section 7.12

Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.13

Equitable Remedies. Each party hereto acknowledges and agrees that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, to the fullest extent permitted by Law and in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 7.14

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY

By	/s/ Miguel Gomez-Mont
Name:	Miguel Gomez-Mont
Title:	Manager

FERNANDO TAMEZ GUTIERREZ

/s/ Fernando Tamez Gutierrez

[Signature Page to Contribution Agreement]

EXHIBIT A

Conveyance and Assignment

Disclosure Schedule 2.01

Contributed Shares

3,389,165 shares in DS Healthcare Group, Inc.

407,650 shares in DS Healthcare Iberia S.L.